CONTACT:

Bob Rankin, CFO and COO

House of Taylor Jewelry

310-860-2660

Investor Relations: Leigh Parrish/Erica Pettit

Financial Dynamics

212-850-5651 / 212-850-5614

FOR IMMEDIATE RELEASE

HOUSE OF TAYLOR JEWELRY, INC. REPORTS THIRD QUARTER AND

NINE MONTH 2007 FINANCIAL RESULTS

WEST HOLLYWOOD, CA – November 12, 2007 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today reported financial results for its third quarter and nine months ended September 30, 2007.

Third Quarter Results

Net sales for the third quarter of 2007 were $4.9 million compared to $12.0 million for the third quarter of 2006. The decline in sales resulted from a $6.4 million decrease in sales from loose diamonds as the Company focused on sales of its branded jewelry. In 2006, loose diamonds were sold to increase market penetration and brand awareness.  Additionally, available inventory was temporarily affected in the third quarter because the Company did not close its $30 million credit facility until after the end of the third quarter. This contributed to the decline in sales of the Company’s Elizabeth® and Kathy Ireland® branded products, which accounted for the balance of the decline in sales as compared to the third quarter of 2006.  The $30 million credit facility closed on October 12, 2007.

Gross profit for third quarter of 2007 was $395,000 compared to $959,000 for the three months ended September 30, 2006. Gross profit as a percent of sales increased slightly to 8.1% of consolidated net sales in the third quarter of 2007 from 8.0% for the same period in 2006. The decline in gross profit reflects a decrease in loose diamond sales as well as a decrease in the Company’s Elizabeth® and Kathy Ireland® branded products compared to the third quarter of 2006.

Selling, shipping and general and administrative expenses were $2.4 million for the third quarter of 2007 compared to $1.9 million for the third quarter of 2006. The increase in expenses is due in part to an increase in the Company’s advertising and marketing initiatives as it seeks to enhance its brand recognition. Also, non-cash stock compensation expense and payroll increased.

The Company incurred interest expense for the third quarter 2007 of $987,000, of which $770,000 was non-cash expenses due to the amortization of costs of the convertible notes, compared to $1.4 million for the same period last year.

For the third quarter of 2007, the Company reported a net loss of $2.4 million, or $0.06 per basic and diluted share.  The loss includes $1.4 million of non-cash expenses relating to depreciation, amortization, stock-based compensation, reserves and interest, which were somewhat offset by a non-cash gain of $0.6 million due to the change in the fair value of the warrant liability.  This compares to $3.1 million, or $0.08 per basic and diluted share, for the comparable period in 2006, which included $1.8 million of non-cash expenses relating to depreciation, amortization, stock-based compensation, reserves, interest and issuance expenses as well as a non-cash loss of $0.9 million due to the change in the fair value of the warrant liability.

Jack Abramov, president and chief executive officer, commented, “While our financial results are not currently in line with our long-term objectives, we are extremely pleased to have recently achieved a key objective for the third quarter in securing a new credit facility and completing our equity offering which closed on October 12, 2007. This additional capital substantially increases our financial flexibility and provides the necessary support for our long-term growth strategies. During the quarter, we also continued to make progress in expanding the distribution of our Kathy Ireland® bridal and fashion collections through the independent channel, as well as establishing new relationships with PeachDirect and the U.S. Military Exchange’s catalog and websites to increase access to our products as consumers enter the holiday shopping season.”

Mr. Abramov continued, “In 2006, the Company’s initial marketing and distribution strategies included establishing relationships with a substantial number of independent retailers for our Elizabeth®, House of Taylor Jewelry®, and Kathy Ireland Jewelry® Exclusively for House of Taylor Jewelry brands as well as securing a consistent supply of loose diamonds to accelerate market penetration and bolster brand awareness. As we focus on higher-margin branded jewelry sales in 2007, we expect that our near-term top-line growth will continue to be impacted by a decline in loose diamond sales. While the efforts of this strategy were reflected in the third quarter’s lower sales and improved gross margin, we believe we are positioning the Company to accelerate our goals of generating long-term growth and improved profitability.”

Nine Month Results

Net sales for the nine months ended September 30, 2007 decreased 10.4% to $14.2 million compared to $15.9 million for the nine months ended September 30, 2006. A sales decline in loose diamonds and in Elizabeth® and Kathy Ireland® branded products were partially offset by a slight sales increase in the Company’s House of Taylor Jewelry brand.

Gross profit for the nine months ended September 30, 2007 increased by 45.5% to $1.7 million compared to $1.1 million for the nine months ended September 30, 2006. Gross profit as a percentage of sales for the nine months ended September 30, 2007 increased to 11.7% from 7.2% for the comparable period in 2006.

Selling, shipping and general and administrative expenses increased by 5.3% to $6.5 million for the nine months ended September 30, 2007 compared to $6.1 million in the comparable period last year, due primarily to an increase in advertising and marketing as well as payroll expenses.

Interest expense was $3.9 million for the nine months ended September 30, 2007, of which $2.9 million was non-cash expenses related the amortization of costs of the convertible notes, compared to $2.3 million for the same period last year.

For the nine months ended September 30, 2007, the Company posted a loss of $5.4 million or $0.13 per basic and diluted share. The loss includes $4.5 million of non-cash expenses relating to depreciation, amortization, stock-based compensation, reserves and interest expense, which were somewhat offset by a non-cash gain of $3.3 million due to the change in the fair value of the warrant liability. This compares to a loss of $5.5 million, or $0.14 per diluted share, for the nine months ended September 30, 2006, which included $3.3 million of non-cash expenses relating to depreciation, amortization, stock-based compensation, reserves, interest and issuance expenses, which were somewhat offset by a non-cash gain of $1.7 million due to the change in the fair value of the warrant liability.

Mr. Abramov concluded, “Looking ahead, we are focused on establishing a sustainable and profitable business model and achieving long-term growth. Specifically, our top priorities in the near-term are to expand our sales force by bringing on additional sales ambassadors to cover new geographic regions of the U.S. and continued expansion of our distribution into other strategic channels.”

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family.  It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry.  More information on the company can be found at www.hotj.com.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements, including, but not limited to, to executing our long-term growth strategies, continuing to expand our brands, building out our operating infrastructure and continuing our growth, involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company's branded products in the marketplace; and the characteristics and pricing of the company's branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial tables to follow)

House of Taylor Jewelry, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2007	2006	2007	2006

Net sales (includes $1,424,647 and $559,569, respectively, of sales to related parties in 2007 and $514,146 and $68,380, respectively, of sales to related parties in 2006)	$14,199,719	$15,856,186	$4,879,450	$12,007,949

Cost of goods sold	12,536,604	14,713,161	4,484,113	11,048,815
Gross profit	1,663,115	1,143,025	395,337	959,134

Expenses:
Selling, shipping and general and administrative	6,487,581	6,160,828	2,391,944	1,887,228
Loss from operations	(4,824,466)	(5,017,803)	(1,996,607)	(928,094)

Other income (expense):
Interest income	14,539	105,064	-	61,989
Change in fair value of warrant liability	3,301,238	1,661,553	568,426	(896,362)
Interest expense	(3,876,166)	(2,263,009)	(987,248)	(1,357,055)
	(560,389)	(496,392)	(418,822)	(2,191,428)

Loss before income taxes	(5,384,855)	(5,514,195)	(2,415,429)	(3,119,522)
State income tax	-	800	-	-

Net loss	$(5,384,855)	$(5,514,995)	$(2,415,429)	$(3,119,522)

Net loss per share: basic and diluted	$ (0.13)	$ (0.14)	$ (0.06)	$ (0.08)
Weighted average shares outstanding: Basic and diluted	40,068,841	38,804,156	40,338,793	39,391,642